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Exhibit 10.4

SECURED NOTE

$500,000	July 3, 2002

        FOR VALUE RECEIVED, Jerry R. Welch (the "Maker"), hereby promises to pay on or before July 3, 2004, to the order of F.A.O., Inc., a California corporation (the "Payee"), at 2520 Renaissance Road, King of Prussia, Pennsylvania, 19406, or such other place as the Payee may designate in writing, in lawful money of the United States of America, the principal sum of FIVE HUNDRED THOUSAND Dollars ($500,000), or such lesser amount as may be outstanding as a result of any prepaments hereof prior to such date.

        Interest shall be payable on the unpaid principal amount of this Secured Note (the "Note") outstanding from time to time and at a rate equal to the rate of interest from time to time payable by the Payee to Wells Fargo Retail Finance, LLC ("Wells"), under the Loan and Security Agreement dated as of April 30, 2002, by and among the Payee, FAO Schwarz, Inc., a Delaware corporation, and ZB Company, Inc., as amended from time to time (as so amended and as further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"). Interest shall begin to accrue on the date hereof in the manner in which interest accrues under the Loan Agreement. Interest shall be due and payable upon maturity.

        Maker hereby grants to Payee, a continuing security interest in all of Maker's right, title, and interest in and to all currently existing and hereafter acquired or arising (i) options to purchase stock of the Payee (other than incentive stock options), (ii) proceeds paid to Maker from any life insurance purchased by Payee and ("Life Insurance") (iii) any proceeds of any of the foregoing (collectively, the "Collateral"), in order to secure prompt repayment of any and all of the obligations in accordance with the terms and conditions of this Note. The Payee's liens in and to the Collateral shall attach to all such Collateral without further act on the part of Payee or Maker. Anything contained in this Note or any other document (including, without limitation, any stock option agreement or life insurance contracts) to the contrary notwithstanding, Maker shall have no authority, express or implied, to dispose of any item or portion of such Collateral. In addition, Maker shall not sell any common stock of the Payee received upon exercise any option that is a part of the Collateral without repaying outstanding principal of and accrued and unpaid interest on this Note to the extent possible from such proceeds (net of the costs of sale). Notwithstanding the foregoing, Maker shall be permitted to sell such common stock to the extent that Maker causes the proceeds to be used to repay this Note and the limitations in this Note on the use of proceeds of any such sale shall not be deemed a limitation on the actual sale. Maker agrees, upon request by Payee, to take any and all reasonably requested action (including delivery of any stock option agreements made for the benefit of Maker and assignment of any insurance proceeds) in order to fully perfect and protect the security interest granted to Payee under this Note. If Payee forecloses on the Collateral, Payee shall use reasonable efforts to recognize reasonable value from the disposition of the Collateral within a reasonable amount of time and any excess amounts received over the amount due under this Note shall be delivered to Maker or his estate promptly after receipt.

        If Maker (a) resigns from his employment with Payee, (b) dies, (c) is convicted of a felony involving moral turpitude or, (d) is guilty of willful gross neglect or continued willful gross misconduct as determined by a court of competent jurisdiction (which results, in either the case of (c) or (d), in material economic harm to the Payee, unless such act or failure to act under (c) or (d), was believed by the Maker, in good faith, to be in the best interests of the Payee), then all unpaid principal and interest under this Note shall become due and payable on or before the 90th day after such event. Maker's estate shall use the proceeds of any Life Insurance that are paid to such estate to repay the outstanding principal and any accrued and unpaid interest on this Note prior to any other use.

        Failure of the Payee hereof to assert any right contained herein will not be deemed to be a waiver thereof.

        In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate to invalidate this Note, then, and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

        The Maker hereby forever waives presentment, presentment for payment, demand, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. The Maker further agrees to indemnify and hold harmless the Payee from any and all damages, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) which the Payee may incur by reason of the Maker's failure promptly to pay when due the indebtedness evidenced by this Note.

        If a court of competent jurisdiction determines that the Maker has the benefit of any stay or extension law or any usury law or other law, then the obligation to pay interest on this Note shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with this Note, and any amount of interest paid by the Maker that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty or premium) on this Note.

        This Note may be prepaid in whole or in part at any time and from time to time without premium. Any prepayment of this Note will be applied first to accrued and unpaid interest and then to principal. This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of the Maker.

        This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving any effect to principles of conflicts of laws. This Note shall be binding upon the successors and assigns of the Maker and on the Maker's estate and shall inure to the benefit of the successors and assigns of Payee. This Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged.

/s/ JERRY R. WELCH Jerry R. Welch

        Pay to the order of Wells Fargo Retail Finance, LLC, without recourse.

F.A.O., INC.
By:	/s/ RAYMOND P. SPRINGER Raymond P. Springer Title: Executive Vice President

Spousal Acknowledgement

        I, Gail Welch, hereby acknowledge that the certain Secured Note dated July 3, 2002 in the aggregate principal amount of $500,000 by Jerry R. Welch for the benefit of F.A.O., Inc. is secured by certain collateral that might otherwise be part of any estate of Jerry R. Welch and further hereby waive, and agree not to assert on behalf of such estate, any claim to, or other benefit of, such collateral or the proceeds of such collateral.

/s/ GAIL WELCH Gail Welch

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  Exhibit 10.4